Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Multiband Corporation and Subsidiaries of our reports dated March 31, 2012, relating to the consolidated financial statements appearing in the Company's amended annual report on Form 10-K as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 and supplemental schedule for the years ended December 31, 2011, 2010, and 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

March 21, 2013